UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2024

BITECH TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-27407	93-3419812
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

895 Dove Street, Suite 300

Newport Beach, CA 92660

(Address of principal executive offices, including zip code.)

(855) 777-0888

(Registrant’s telephone number, including area code.)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BTTC	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure in Item 8.01 below is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2024, Bitech Technologies Corp. (the “Registrant”) increased the size of the Registrant’s Board of Directors (the “Board”) from four to six directors, and appointed Van H. Potter and James L. Stock as directors to fill the vacancies. The Board also appointed Messrs. Potter and Stock to serve on the Company’s Audit, Compensation and Corporate Governance Committees of the Board.

There are no arrangements or understandings between Messrs. Potter and Stock and any other person pursuant to which Messrs. Potter and Stock were selected as directors. There are no transactions involving Messrs. Potter and Stock that would be required to be reported under Item 404(a) of Regulation S-K.

Van H. Potter, 66, – Mr. Potter has served our board as an Independent Director since October 15, 2024.Mr. Potter has over 35 years of experience as an executive in technology companies with a focus on emerging growth companies, and competencies in business development, capital formation, and marketing/digital marketing. Mr. Potter is the Founder/CEO of Gainey Capital since 2022, Mr. Potter founded and was CEO of Certive Solutions Inc. (OTCQB:CTVEF) from to 2011-2023. Mr. Potter was CEO of InPlay Technologies (NASDAQ) (2008 - 2010) Mr. Potter was the VP of Business Development for Pixtronix, a Kleiner Perkins / Atlas Ventures VC backed startup (2005-2010). Mr. Potter was VP of Business Development at International DisplayWorks (NASDAQ), until it was acquired by Flextronics (NASDAQ). Mr. Potter was Senior Vice President at Three Five Systems (NYSE), prior to its sale to International DisplayWorks. Mr. Potter holds a Bachelor of Science Degree in Mechanical Engineering from Northeastern University in Boston, and an MBA from Arizona State University. The Company believes Mr. Potter’s extensive experience in the management of businesses plus his public company experience render him well-qualified to serve as a member of the Company’s Board of Directors.

James L. Stock, CPA, MBA, 55 - Mr. Stock has served our board as an Independent Director since October 15, 2024. He is a highly experienced and strategic executive who has had a successful career spanning over 30 years. With a diverse background in both publicly traded, privately held, and family-owned businesses, he has served as a Chief Financial Officer for companies with revenues ranging from $50 million to $300 million and workforces of 225 to 1,000+ employees. His industry experience includes financial services, auto hauling, retail, construction, manufacturing, and digital marketing and advertising. Mr. Stock’s expertise lies in various aspects of accounting and finance as well as operations, including financial modeling, cash flow management, administrative oversight, risk management, capital raising, banking and investor relations, and general corporate development. Since May 2023, Mr. Stock has served as the Chief Financial Officer of Hansen & Adkins Auto Transport, Inc., from January 2020 to May 2023, he served as the Chief Financial Officer of Tinco Sheet Metal. Mr. Stock was Chief Financial Officer for Howard’s Appliances in Southern California from 2018 to 2019, Mr. Stock was Chief Financial Officer for Lifescript the largest women’s health and digital media company from 2003 – 2017, and prior to that held the Chief Financial Officer position at HomeAcess MicroWeb [Nasdaq: GLDI] from 2001 – 2003 and prior to that was Senior Vice President and Chief Financial Officer at Consumer Portfolio Services [Nasdaq: CPSS] from 1994 - 2001. He also worked as a Senior Associate at Coopers & Lybrand (now PWC). Mr. Stock is an active CPA and holds an MBA from Pepperdine University, BS in Accounting from California Polytechnic University in Pomona, California and has completed Villanova University’s Six Sigma Green Belt program. The Company believes Mr. Stock’s years of service as an officer and director of public and private companies qualify to serve as a member od the Board of Directors.

Item 8.01 Other Events.

On August 6, 2024, the Registrant entered into an investor relations consulting agreement with MZHCI, LLC (“MZ”). The Registrant agreed to pay MZHCI a monthly cash fee of $7,000 pre-uplist and $10,000 post uplist to a major U.S. exchange, such as NASDAQ or the New York Stock Exchange. The initial term of the consulting agreement is six months. The Registrant also agreed to issue MZHCI an option to purchase 3,000,000 shares of the Registrant’s common stock. The Options will vest as follows: 1,000,000 options vested October 10, 2024, the date of grant, 1,000,000 Options will vest on August 6, 2025 and 1,000,000 Options will vest on February 6, 2026. Any unvested options will forfeit upon termination of the agreement. The exercise price of the Options will be $0.08 USD per share. The Options will expire five (5) years from the issuance date. If the consulting agreement is terminated, the Options will expire two (2) years from termination of the Agreement. Any underlying shares from the exercise of Options will not be publicly sold before August 1, 2025.

Item 9.01 Financial Statements And Exhibits

(d)	Exhibits

Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2024	BITECH TECHNOLOGIES CORPORATION

	By:	/s/ Benjamin Tran
	Name:	Benjamin Tran
	Title:	Chief Executive Officer